FBR Securitization Trust 2005-2
Disclaimer
COMPUTATIONAL MATERIALS
This presentation contains tables and other statistical analyses (the “Computational Materials”). These Computational Materials have been prepared by Friedman, Billings, Ramsey & Co., Inc. (“FBR”) in reliance upon information furnished by the issuer of the securities and its affiliates. These Computational Materials are furnished to you solely by FBR and not by the issuer of the securities. They may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating said material.
Numerous assumptions were used in preparing the Computational Materials which may or may not be reflected therein. As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context. In addition, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.
Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfall.
If the Computational Materials were generated using a hypothetical group of mortgage loans, the specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the actual underlying assets and the hypothetical underlying assets used in preparing the Computational Materials. If these Computational Materials are based only on a statistical pool of mortgage loans expected to be included in the trust along with other mortgage loans on the closing date, the specific characteristics of these securities also may differ from those shown in the Computational Materials. A statistical pool may not necessarily represent a statistically relevant population, notwithstanding any contrary references herein. Although FBR believes the information with respect to the statistical pool will be representative of the final pool of mortgage loans, the collateral characteristics of the final pool may nonetheless vary from the collateral characteristics of the statistical pool. Certain mortgage loans contained in a statistical pool or the actual pool may be deleted from the final pool of mortgage loans delivered to the trust on the closing date.
The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. Neither FBR nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

FBRSI 2005-2
Friedman Billings Ramsey

			Percent of	Weighted	Weighted	Weighted
	Number of	Outstanding	Outstanding	Average	Average	Average
	Mortgage	Principal	Principal	Gross	Credit	Original
Margin (%) - ARM Only	Loans	Balance	Balance	Coupon	Score	LTV

0.501 - 1.000	1	108,800.00	0.01	7.545	627	80.00
3.001 - 3.500	1	135,662.94	0.01	6.990	751	80.00
3.501 - 4.000	13	2,750,535.94	0.26	6.779	656	80.88
4.001 - 4.500	106	28,342,417.12	2.71	6.696	674	80.35
4.501 - 5.000	243	68,381,289.35	6.54	6.823	657	81.68
5.001 - 5.500	320	91,338,522.40	8.74	6.710	670	79.22
5.501 - 6.000	1,824	553,076,789.72	52.93	6.736	641	81.71
6.001 - 6.500	648	168,083,070.36	16.08	7.529	612	84.58
6.501 - 7.000	370	108,888,016.69	10.42	7.448	593	80.12
7.001 - 7.500	81	15,360,562.34	1.47	8.667	581	87.22
7.501 - 8.000	25	3,806,185.20	0.36	9.121	588	88.07
8.001 - 8.500	17	3,706,083.82	0.35	9.667	564	84.15
8.501 - 9.000	5	570,196.74	0.05	9.838	558	88.63
9.001 - 9.500	1	428,800.00	0.04	10.599	678	80.00

Total:	3,655	1,044,976,932.62	100.00	6.991	634	81.86

Min: 1.000
Max: 9.099
Weighted Average (>0): 5.961

			Percent of	Weighted	Weighted	Weighted
	Number of	Outstanding	Outstanding	Average	Average	Average
	Mortgage	Principal	Principal	Gross	Credit	Original
Debt-to-Income Ratio (%)	Loans	Balance	Balance	Coupon	Score	LTV

0.01 - 5.00	8	2,150,900.00	0.18	7.007	643	85.76
5.01 - 10.00	12	2,992,491.50	0.25	7.267	643	81.87
10.01 - 15.00	60	11,570,958.27	0.96	7.324	612	82.78
15.01 - 20.00	88	17,443,693.90	1.44	7.241	619	80.11
20.01 - 25.00	168	32,428,534.57	2.68	7.139	637	82.41
25.01 - 30.00	290	59,473,205.66	4.92	7.140	624	81.59
30.01 - 35.00	437	99,740,553.60	8.25	7.083	627	80.57
35.01 - 40.00	816	201,907,672.94	16.70	7.096	637	82.71
40.01 - 45.00	1,497	398,321,472.04	32.95	7.128	646	81.76
45.01 - 50.00	1,335	336,732,667.50	27.86	7.069	635	83.31
50.01 - 55.00	149	46,059,272.56	3.81	6.761	598	78.41

Total:	4,860	1,208,821,422.54	100.00	7.093	636	82.13

Min: 1.00
Max: 55.00
Weighted Average: 41.01

`This Series Term Sheet, including the computational materials herein, was prepared solely by FBR, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by FBR and not by the Depositor, the Issuer of the securities or any of their affiliates. FBR is acting as underwriter and not acting as agent for the Depositor, the Issuer or their affiliates in connection with the proposed transaction. This material is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All information contained herein is preliminary and it is anticipated that such information will change. The information contained herein supersedes information contained in any prior series termsheet for this transaction. In addition, the information contained herein will be superseded by information contained in the prospectus and prospectus supplement for this transaction and in any other material subsequently filed with the Securities and Exchange Commission. An offering may be made only through the delivery of the prospectus and prospectus supplement. Any investment decision with respect to the referenced securities should be made by you solely upon all of the information contained in the prospectus and prospectus supplements.